Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

B&G Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(h)(2)	252,000	$14.02(2)	$3,533,040(2)	0.00011020	$389.34
Equity	Common Stock, par value $0.01 per share	457(h)2)	273,000	$19.63(2)	$5,358,990(2)	0.00011020	$590.56
Equity	Common Stock, par value $0.01 per share	457(h)(2)	375,000	$25.24(2)	$9,465,000(2)	0.00011020	$1,043.04
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h) (3)	4,100,000	$13.38(3)	$54,858,000(3)	0.00011020	$6,045.35
Total Offering Amounts					$73,215,030		$8,068.30
Total Fee Offsets							—
Net Fee Due							$8,068.30

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an any additional shares of common stock of the registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	In accordance with Rule 457(h) of the Securities Act and solely for the purpose of calculating the registration fee for certain stock options previously granted under the Plan, computed based upon the price at which such stock options may be exercised.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices for a share of the registrant’s common stock on June 12, 2023, as reported on the New York Stock Exchange.